Exhibit 99

FOR IMMEDIATE RELEASE

CONTACT:

John C. Ferrara

Chief Financial Officer

EDGAR Online, Inc.

(212) 457-8200

jferrara@edgar-online.com

EDGAR Online, Inc. Applies to Transfer Listing to NASDAQ Capital Market

NEW YORK, NY – July 31, 2008 – EDGAR® Online®, Inc. (NASDAQ: EDGR), today announced that the Company has submitted to The Nasdaq Stock Market a transfer application requesting that the listing of the Company’s common stock be transferred from The Nasdaq Global Market to The Nasdaq Capital Market. In order for the common stock to be so transferred, the Company must satisfy the continued inclusion requirements for The Nasdaq Capital Market, which the Company believes it does.

As it announced on July 2, 2008, the Company received a deficiency notice from The Nasdaq Stock Market on July 1, 2008 indicating that the Company was not in compliance with the minimum market value of listed securities requirement for continued listing on The Nasdaq Global Market. This notice stated that if the Company were not able to demonstrate compliance with that standard by July 31, 2008, the Nasdaq staff would notify the Company in writing that its common stock would be delisted from The Nasdaq Global Market.

Since the Company has submitted the application for transfer to The Nasdaq Capital Market, the initiation of the delisting proceedings will be stayed pending the Nasdaq staff’s review of the transfer application.

About EDGAR® Online,® Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with (i) our ability to increase revenues, obtain profitability and obtain additional financing, (ii) changes in general economic and business conditions (including in the online business and financial information industry), (iii) actions of our competitors, (iv) the extent to which we are able to develop new services and markets for our services, (v) the time and expense involved in such development activities, (vi) potential acquisitions, (vii) the level of demand and market acceptance of our services, (viii) our ability to satisfy regulatory and stock exchange standards and requirements and (ix) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.